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                                                              EXHIBIT 99.(a)(33)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares or Rights. The Offer is made solely by the Offer to Purchase dated November 3, 1995, the Supplement thereto dated December 28, 1995, and the related revised (green) Letter of Transmittal, and is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares or Rights in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by CS First Boston Corporation ("CS First Boston") or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                             PX Acquisition Corp.

                         a Wholly Owned Subsidiary of

                                 Praxair, Inc.

           Has Increased the Price of its Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
                       (Including the Associated Rights)

                                      of

                             CBI Industries, Inc.

                                      to
                             $33.00 Net Per Share


PX Acquisition Corp., a Delaware corporation (the "Purchaser"), which is a wholly owned subsidiary of Praxair, lnc., a Delaware corporation ("Praxair"), is now offering to purchase all outstanding shares of Common Stock, par value $2.50 per share (the "Shares"), of CBI Industries, Inc., a Delaware corporation (the "Company"), together with the associated rights (the "Rights") issued pursuant to the Rights Agreement, dated as of March 4, 1986, as amended (the "Rights Agreement"), between the Company and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agent"), at a price of $33.00 per Share (and associated Right), net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 3, 1995 (the "Offer to Purchase"), as amended and supplemented by the Supplement thereto dated December 28, 1995 (the "Supplement"), and in the related revised (green) Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). All references herein to "Rights" shall include all benefits that may inure to holders of the Rights pursuant to the Rights Agreement and, unless the context otherwise requires, all references herein to "Shares" shall include the associated Rights. Stockholders will be required to tender two-thirds (2/3) of a Right (subject to adjustment) for each Share tendered in order to effect a valid tender of Shares in accordance with the procedures set forth in Section 2 of the Offer to Purchase. Accordingly, stockholders who sell their Rights separately from their Shares in the event of a Distribution Date (as defined in the Offer to Purchase) and do not otherwise acquire Rights may not be able to satisfy the requirements of the Offer for a valid tender of Shares. Unless the Distribution Date occurs, a tender of Shares will also constitute a tender of the associated Rights.

  THE EXPIRATION DATE OF THE OFFER HAS BEEN AMENDED SUCH THAT THE OFFER AND
     WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
         ON THURSDAY, JANUARY 11, 1996, UNLESS THE OFFER IS EXTENDED.

The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date (as defined below) at least that number of Shares that would represent a majority of all outstanding Shares on a fully diluted basis on the date of purchase. See Introduction and Section 8 of the Supplement. The Offer is no longer subject to the Financing Condition (as defined in the Offer to Purchase).

The Company, the Purchaser and Praxair have entered into an Agreement and Plan of Merger, dated as of December 22, 1995 (the "Merger Agreement"), which provides for, among other things, (i) an increase in the price per Share to be paid pursuant to the Offer from $32.00 per Share to $33.00 per Share, net to the seller in cash, (ii) the amendment and restatement of the conditions to the Offer as set forth in their entirety in Section 8 of the Supplement, (iii) the amendment to the Offer such that the Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Thursday, January 11, 1996 and (iv) the merger of the Purchaser with and into the Company (the "Merger") as promptly as is practicable following the consummation of the Offer. In the Merger, each Share issued and outstanding immediately prior to the Merger (other than any Shares held by Praxair, the Purchaser, any subsidiary of Praxair or the Purchaser, in the treasury of the Company, or by any subsidiary of the Company and other than any Dissenting Shares (as such term is defined in the Merger Agreement)) shall be converted into the right to receive $33.00 in cash, payable to the holder thereof, without interest thereon, upon surrender of the certificate formerly representing such Share.

THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING THE OFFER AND THE MERGER, AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

Shares previously validly tendered and not withdrawn constitute valid tenders for purposes of the Offer. Stockholders are not required to take any further action with respect to such Shares in order to receive the increased Offer price of $33.00 per Share, if Shares are accepted for payment and paid for by the Purchaser pursuant to the Offer, except as may be required by the guaranteed delivery procedure if such procedure was utilized.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to The Bank of New York (the "Depositary") of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares and, if the Distribution Date occurs, certificates for (or a timely Book-Entry Confirmation, if available, with respect to) the associated Rights (unless the Purchaser elects to make payment for such Shares pending receipt of the certificates for, or a Book-Entry Confirmation, if available, with respect to, such Rights as described in Section 2 of the Offer to Purchase), (b) either an original (yellow) or a revised (green) Letter of Transmittal (or a manually executed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

Except as otherwise provided in Section 3 of the Offer to Purchase, tenders of Shares and Rights are irrevocable. Shares and Rights tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth in the Offer to Purchase at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after Monday, February 26, 1996. Shares or Rights may not be withdrawn unless the associated Rights or Shares, as the case may be, are also withdrawn. A withdrawal of Shares or Rights will also constitute a withdrawal of the associated Rights or Shares, as the case may be.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares and the Rights to be withdrawn, the number of Shares and Rights to be withdrawn and the name of the registered holder of the Shares and the Rights to be withdrawn, if different from the name of the person who tendered the Shares and the Rights. If certificates for Shares or Rights have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares or Rights have been tendered by an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares or Rights have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 2 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares and Rights may not be rescinded, and any Shares and Rights properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares and Rights may be retendered by again following one of the procedures described in Section 2 of the Offer to Purchase at any time prior to the Expiration Date.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Praxair, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

Subject to the applicable rules and regulations of the Securities and Exchange Commission, the Purchaser reserves the right, subject to the terms of the Merger Agreement, at any time or from time to time, to extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, if at the Expiration Date the conditions to the Offer specified in Section 8 of the Supplement have not been satisfied or waived by the Purchaser, by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof, and such announcement will be made not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The term "Expiration Date" means 12:00 midnight, New York City time, on Thursday, January 11, 1996, unless and until the Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, will expire.

The information required to be disclosed by paragraph (e)(l)(vii) of Rule 14d-6 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is contained in the Offer to Purchase, as amended and supplemented by the Supplement, and is incorporated herein by reference.

The Company is providing the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Supplement, the related revised (green) Letter of Transmittal and the other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares, by the Purchaser following receipt of such lists or listings from the Company.

The Offer to Purchase, the Supplement and the revised (green) Letter of Transmittal contain important information that should be read before any decision is made with respect to the Offer.

Questions and requests for assistance or for additional copies of the Offer to Purchase, the Supplement, the revised (green) Letter of Transmittal, the revised
(blue) Notice of Guaranteed Delivery or other Offer documents may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses listed below. Holders of Shares may also contact brokers, dealers, commercial banks and trust companies or other nominees for assistance concerning the Offer. Copies of the foregoing will be furnished at the Purchaser's expense. No fees or commissions will be payable to brokers, dealers or other persons other than the Dealer Manager and the Information Agent for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                              MORROW & CO., INC.

                         909 Third Avenue, 20th Floor
                           New York, New York 10022
                                (212) 754-8000
                           Toll Free (800) 566-9061

                    Banks and Brokerage Firms please call:
                                (800) 662-5200

                     The Dealer Manager for the Offer is:

                                CS First Boston

                               Park Avenue Plaza
                              55 East 52nd Street
                           New York, New York 10055
                      Toll Free Telephone: (800) 227-4117


December 28, 1995